Exhibit 99.2

BIOPHARMX CORPORATION ANNOUNCES PRICING OF PUBLIC OFFERING TO RAISE $4.3 MILLION

MENLO PARK, Calif., (March 29, 2016) — BioPharmX Corporation (NYSE MKT: BPMX), a specialty pharmaceutical company focusing on dermatology and women’s health, today announced the pricing of an underwritten public offering of 3,600,000 shares of common stock and warrants to purchase 1,800,000 shares of common stock with a public offering price of $1.20 for one share of common stock and a warrant to purchase 0.5 of a share of common stock. The Company expects to receive gross proceeds of approximately $4.3 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The Company has also granted the underwriters a 45 day option to purchase up to an additional 324,000 shares of common stock and/or warrants to purchase up to an additional 162,000 shares of common stock to cover over-allotments, if any.

The warrants have an exercise price of $1.20 per share, are exercisable immediately and will expire five years from the date of issuance.

The offering is expected to close on or about April 1, 2016, subject to customary closing conditions.

Maxim Group LLC is acting as lead book-running manager and CRT Capital Group LLC is acting as co-book-running manager for the offering. Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, is acting as co-manager for the offering.

BioPharmX intends to use the net proceeds of the offering for general corporate purposes, which may include funding research and development, increasing working capital and acquisitions or investments in businesses, products or technologies that are complementary to its own.

The common stock and warrants are being offered by means of a prospectus supplement and accompanying prospectus, forming a part of the Company’s registration statement, previously filed with and subsequently declared effective by the Securities and Exchange Commission (SEC).  A preliminary prospectus supplement and base prospectus relating to the offering have also been filed with the SEC and may be obtained at the SEC’s website at http://www.sec.gov.  Electronic copies of the prospectus supplement and accompanying base prospectus also may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BioPharmX® Corporation

BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company that seeks to provide products through proprietary platform technologies for prescription, over-the-

counter and supplement applications in the health and wellness markets, including dermatology and women’s health. To learn more about BioPharmX, visit www.BioPharmX.com.

Certain statements contained herein, including the company’s intention to complete the offering and the expected use of net proceeds, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in the company’s filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended October 31, 2015, filed with the SEC on December 15, 2015, the preliminary prospectus supplement related to the proposed public offering and subsequent filings with the SEC.  Any of these risks and uncertainties could materially and adversely affect the company’s results of operations, which would, in turn, have a significant and adverse impact on the company’s stock price. The company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACT:

Nina Brauer, Senior Manager, Marketing & Communications

nbrauer@biopharmx.com

(650) 889-5030

Investor Relations Contact

Amato and Partners, LLC

admin@amatoandpartners.com